Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Amber Wallace

Executive Vice President, Chief Retail/Marketing Officer

330-720-6441

awallace@farmersbankgroup.com

Farmers National Banc Corp. Announces Holding Company Leadership Roles

Canfield, Ohio, April 16, 2021 — Farmers National Banc Corp. (NASDAQ: FMNB) (“Farmers”) has announced that James R. Smail has assumed the role of Chairman of the Board, effective April 15, 2021.

Mr. Smail joined the Farmers National Banc Corp Board of Directors as Vice Chairman of the Board in July of 2015 following the merger of First National Bank of Orrville, where he had served on the Board of National Bancshares Corporation, the holding company for First National Bank of Orrville, as a Board member since 2009 and as Executive Chairman of the Board since 2013.

In January 2017, Mr. Smail was named as Chairman of the Farmers Trust Company Board of Directors. Mr. Smail has an extensive background in the banking, oil and gas and ranching business. He has served as the Chairman of the Board of Monitor Banc Corp. from 1972 to 2017, the Chairman of the Board of J.R. Smail, Inc. since 1975 and Chairman of the Board of Monitor Ranch, Inc. since 1992.

Additionally, David Z. Paull has assumed the role of Vice Chairman of the Board. Mr. Paull, retired, most recently served as Vice President at RTI International Metals, Inc. and previously held a number of positions with RTI focused in Human Resources, Labor Relations, Safety and Administration.

Mr. Paull also serves on the Board Enterprise Risk Management Committee and will Chair the Compensation Committee and Executive Committee for Farmers National Banc Corp.

ABOUT FARMERS NATIONAL BANC CORP.

Founded in 1887, Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with $3 billion in banking assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 41 banking locations in Mahoning, Trumbull, Columbiana, Stark, Wayne, Medina, Geauga and Cuyahoga Counties in Ohio and Beaver County in Pennsylvania; Farmers Trust Company, which operates five trust offices and offers services in the same geographic markets and Farmers National Insurance, LLC. Total wealth management assets under care at December 31, 2020 were $2.8 billion.

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